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                                                                  Exhibit (e)(2)

                                   SCHEDULE A

                                NAME OF PORTFOLIO

Balanced Portfolio
Bond Portfolio
Core Bond Portfolio
Diversified Assets Portfolio
Diversified Growth Portfolio
Equity Index Portfolio
Focused Growth Portfolio
Government Portfolio
Government Select Portfolio
Intermediate Bond Portfolio
International Bond Portfolio
International Equity Index Portfolio
International Growth Portfolio
Mid Cap Growth Portfolio
Prime Obligations Portfolio
Municipal Portfolio
Short-Intermediate Bond Portfolio
Small Company Index Portfolio
Small Company Growth Portfolio
Tax-Exempt Portfolio
U.S. Government Securities Portfolio
U.S. Treasury Index Portfolio